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                                                                EXHIBIT 10.22

                              LICENSE AGREEMENT

This Agreement made this 2nd day of February, 1994.

BETWEEN:

                           THE UNIVERSITY OF MANITOBA
                   (hereinafter referred to as "UNIVERSITY")

                                    - and -

                                  AVIGEN, INC.
                             a Delaware corporation
                    (hereinafter referred to as "LICENSEE")


WHEREAS:

A. UNIVERSITY is the owner of intellectual property involving probasin gene ("PG") and uses thereof, as developed by or at the direction of Robert
        J. Marusik, Ph.D. ("Inventor"), an Associate Professor of UNIVERSITY.

B. UNIVERSITY is willing to grant and LICENSEE wishes to obtain an exclusive worldwide license to such rights on the terms and conditions set out herein and for the consideration hereinafter appearing.

NOW WITNESSETH that the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 "Affiliate" shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity, where the term "control" means direct or indirect possession of at least fifty-one percent (51%) of the voting securities or comparable equity interest by or in such entity.

1.2 "Commercial Sale" means the sale or other transfer of a product or service to a third party for consideration. The transfer of a product or provision of a service to a third party for use solely in research, development, testing, clinical trials, or as marketing samples to develop or promote such product shall not constitute a Commercial Sale.

1.3     "Dollars" and the Symbol "$" shall mean United States dollars.

1.4 "Field of Use" shall mean human gene therapy involving the transfer of genetic material into target mammalian cells in vitro or in vivo for the purpose of intercellular drug delivery and/or treatment of a disease or medical condition.



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1.5     "Know-How" shall mean trade secrets, confidential information and other useful, proprietary information, including without limitation knowledge, know-how, techniques, processes and inventions not known to the public.

1.6     "Licensed Patents" shall mean all patent applications respecting PG:

        (a) International PCT Application Serial No. PCT CA 9300319 filed August 9, 1993 entitled "DNA Sequences of Rat Probasin Gene"; and

        (b) all patent applications respecting PG which may be filed from time to time by UNIVERSITY pursuant to this Agreement;

        the inventions described and claimed therein, and any divisions, continuations, continuarions-in-part, or reissues thereof and foreign equivalents, which will be automatically incorporated in and added to this Agreement from time to time and indemnified in Appendix A attached to this Agreement and made a part thereof.

1.7 "Licensed Products" shall mean products made in accordance with or by means of the Licensed Patents.

1.8     "Licensed Processes" shall mean the processes claimed in the Licensed
        Patents.

1.9 "Net Sales" shall mean the gross revenues actually received by the LICENSEE and its sublicensees for Commercial Sale of Licensed Products, less the following sums actually paid or credited by LICENSEE:

        (a) discounts or commissions allowed in amounts customary in the trade;

        (b) sales or use taxes and tariff duties directly imposed with reference to particular sales;

        (c)     outbound transportation charges prepaid or allowed; and

        (d) amounts allowed or credited on returns and return transportation.

ARTICLE 2 -- LICENSE GRANTED

2.1 Subject to the terms and conditions of this Agreement, UNIVERSITY hereby grants to LICENSEE an exclusive (subject to the rights of UNIVERSITY set forth in Section 2.3(f)), worldwide, royalty-bearing license (with the right to sublicense) to the Licensed Patents, to develop Licensed Products and to make, have made, use or sell Licensed Products and to practice, use or sell the Licensed Processes (the "License"). If requested by LICENSEE, the License shall, at LICENSEE's expense, be set forth in a separate document if necessary for recording in a foreign country.




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2.2     The License granted under this Agreement specifically includes the right of LICENSEE to grant sublicenses. LICENSEE agrees that any sublicense it grants to any third party hereunder shall be granted under the following conditions:

        (a) Any sublicense grant of rights to the Licensed Patents shall be restricted to the Field of Use;

        (b) Within 30 days after the execution of a sublicense agreement, as authorized herein, LICENSEE shall forward to UNIVERSITY a fully executed copy of such sublicense agreement; and

        (c) Each sublicense shall specifically reference this Agreement and all rights retained by UNIVERSITY.

2.3 The granting and acceptance of this license is subject to the following conditions:

        (a) UNIVERSITY shall, at LICENSEE's expense, file, diligently prosecute, seek prompt issuance of and maintain all patents and patent applications specified under the Licensed Patents and in as many other countries as LICENSEE shall request, and LICENSEE shall be licensed thereunder. Title to all such patents and patent applications shall reside in UNIVERSITY. In any country where LICENSEE elects not to have a patent application or patent, UNIVERSITY may file, prosecute and/or maintain a patent application or patent at its own expense and for its own benefit and LICENSEE shall thereafter not be licensed under such patent or patent application; provided, however, that prior to licensing any such patent or patent application to a third party in the Field of Use, LICENSEE shall have the right of first refusal to be licensed under such patent or patent application on terms no less favorable than those offered to UNIVERSITY by such third party.

        (b) LICENSEE shall reimburse UNIVERSITY for all fees and costs reasonably incurred by UNIVERSITY during the term of this Agreement in connection with the filing, prosecution and maintenance of the Licensed Patents and fees and costs incurred by UNIVERSITY heretofore in an amount not to exceed $20,000. LICENSEE may, by notice to UNIVERSITY and subject to UNIVERSITY's rights set forth in Section 2.3(a), abandon the prosecution and/or maintenance of any Licensed Patents in any country, and LICENSEE shall not, thereafter be responsible for any fees or costs subsequently incurred and related thereto and shall thereafter not have a License in such countries.

        (c) In the event that UNIVERSITY licenses all or portion of the subject matter of the Licensed Patents for a field of use other than the Field of use to one or more entities other than LICENSEE, LICENSEE shall be responsible for only a pro rata portion of all such fees and costs set out in Sections 2.3(a) and 2.3(b) based on the number of licensees of the subject matter of the Licensed Patents and shall be reimbursed for all such fees and costs previously paid by LICENSEE on a pro rata basis.

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(d)     The filing, prosecution and maintenance of all patents and patent applications shall be primary responsibilities of UNIVERSITY; provided, however, that UNIVERSITY shall:

        (i) prior to filing, obtain LICENSEE's approval on the contents of all patent applications and revisions thereto;

        (ii) keep LICENSEE advised as to all substantive developments with respect to such patent applications and the resulting patents; and

        (iii) consult with LICENSEE regarding any engagement or termination of patent counsel.

(e) Each party shall notify the other promptly in writing when any infringement by another is uncovered or suspected. LICENSEE shall have the first right to enforce any patent within the licensed Patents against any infringement or alleged infringement thereof, and shall keep UNIVERSITY informed as to the status therefor. LICENSEE may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom. LICENSEE shall obtain and give careful consideration to UNIVERSITY's views prior to commencing an action with respect to any infringement. UNIVERSITY shall reasonably cooperate in any such litigation at LICENSEE's expense, and LICENSEE shall have the right to join UNIVERSITY (with UNIVERSITY approval, which approval shall not be unreasonably withheld) as a party plaintiff in any such litigation. In the event that LICENSEE shall undertake the enforcement and/or defense of any patent rights within the Licensed Patents by litigation, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise due UNIVERSITY under
        Article 3 hereunder and apply the same toward reimbursement of up to half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expense and legal fees of LICENSEE relating to such suit, and next toward reimbursement of UNIVERSITY for any payments under Article 3 past due or withheld pursuant to this Section 2.3(d).

(f) UNIVERSITY shall maintain the non-transferable, personal right to use the subject matter of Licensed Patents for its own internal, non-commercial, research purposes only.

(g)     LICENSEE shall diligently pursue:

        (i) relevant preclinical animal studies within one and one-half years of the Effective Date (as defined in Section 7.1);

        (ii)    clinical studies within three years of the Effective Date;

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                (iii)   introduction of the Licensed Products into the
                        commercial market as soon as practicable, and thereafter, to keep Licensed Products reasonably available to the public, consistent with sound and reasonable business practices and judgment.

        (h) The exclusive licenses granted to LICENSEE by UNIVERSITY hereunder are limited to the Field of Use.

ARTICLES 3 -- ROYALTY AND OTHER PAYMENTS

3.1 Within thirty (30) days following the execution of this Agreement LICENSEE shall pay to UNIVERSITY thirty thousand dollars ($30,000) which amount shall not be creditable toward earned royalties hereunder and shall not otherwise be refundable.

3.2 LICENSEE agrees to pay to UNIVERSITY royalties ("Royalty Payments") for the license at the royalty rates set forth below as a percentage of the Net Sales of the Licensed Products and Licensed Processes intended to be used for the indications set forth below and sold and otherwise disposed of for value by LICENSEE, its affiliates or its sublicensees.

                        1% for prostate cancer
                        2% for human benign prostrate hyperplasia
                        1% for all other indications

3.3 Royalties shall be calculated semi-annually on the last days of June and December and shall be payable within 30 days of the end of each respective period on the Licensed Products sold and otherwise disposed of for value by LICENSEE and its permitted assigns.

3.4 In order to maintain the license granted herein and in consideration for services rendered by UNIVERSITY, LICENSEE shall pay UNIVERSITY an annual maintenance fee (the "Annual Maintenance Fee") in the amount of five thousand dollars ($5,000), payable within 30 days of the end of December of each year that this Agreement is in effect.

3.5 Within 30 days after meeting the following development milestones, LICENSEE shall make milestone payments (the "Milestone Payments") to UNIVERSITY in the following accounts:


                        Initiation of clinical trials
                        of the first Licensed Product
                        by or on behalf of Licensee:             $50,000

                        Completion of Phase III clinical
                        trials of the first Licensed Product
                        by or on behalf of Licensee:             $70,000

                        New Drug Approval of the first
                        Licensed Product by or on behalf of
                        Licensee:                               $100,000
                                                                --------
                                                                $220,000
                                                                ========


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3.6     Payments under Sections 3.4 and 3.5 above shall not be creditable toward earned royalties hereunder and shall not otherwise be refundable.

3.7     All amounts referred to in this Agreement are in U.S. dollars.

ARTICLE 4 -- RECORDS AND REPORTS

4.1 LICENSEE shall keep true and accurate records and books of account containing all data necessary for the determination of royalties payable hereunder. Said records and books of account shall upon request of UNIVERSITY and upon reasonable notice be open for periodic inspection (not exceeding twice per annum) by a professionally qualified accountant on behalf of UNIVERSITY at all reasonable times during business hours for the purpose of verifying the accuracy of LICENSEE's reports hereunder.

4.2 LICENSEE will provide to UNIVERSITY a written research and development plan under which LICENSEE intends to bring the subject matter of the license granted hereunder into commercial use upon execution of this Agreement by July 1, 1994. Such plan shall be updated annually and include research activities, regulatory approval status, proposed marketing efforts and projections of sales.

4.3 After New Drug Approval of the first Licensed Product by or on behalf of LICENSEE, LICENSEE shall deliver to UNIVERSITY within 30 days of the last day of June and December respectively calculated from the date of the Agreement an accounting statement setting forth with respect to operations of LICENSEE hereunder during the respective period:

        (a)     the quantity of Licensed Products sold;

        (b)     the Net Sales thereof, with itemized deductions;

        (c) a provisional amount of royalty due to UNIVERSITY as calculated in Article 3.0.

4.4 Within 90 days after the last day of each calendar year of this Agreement LICENSEE shall provide UNIVERSITY with the following reports:

        (a) a complete annual statement acceptable to UNIVERSITY (which acceptance shall not be unreasonably withheld) for said respective calendar year, together with any balance of royalties due or a claim for any royalties repayable thereon; and

        (b) a report on progress in research and development, regulatory approvals, manufacturing, and marketing during the said respective calendar year as well as plans for the coming calendar year; and

        (c) such additional data UNIVERSITY reasonable requires to evaluate LICENSEE's performance.

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ARTICLE 5 - WARRANTIES

5.1     UNIVERSITY represents and warrants to the best of its knowledge that:

        (a) the entire right and title to the Licensed Patents have been properly assigned by Inventor to UNIVERSITY, and UNIVERSITY has exclusive rights to license the Licensed Patents to LICENSEE;

        (b) UNIVERSITY has full right and authority to grant the License to LICENSEE granted hereunder and to enter into and fully perform this Agreement;

        (c) UNIVERSITY is not party to any agreement, contract, instrument or document that would in any way prevent UNIVERSITY from granting the rights granted hereunder or from performing all obligations under this agreement; and

        (d) no governmental entity, agency or authority has any existing or potential rights in the Licensed Patents.

5.2 Other than as set forth in Section 5.1, UNIVERSITY makes no warranties, express or implied, as to any matter whatsoever including, without limitation:

        (a) the ownership, merchantability, or fitness for a particular purpose of the PG or results derived therefrom; or

        (b) the scope of the Licensed Patents or that such Licensed Patents may be exploited by the LICENSEE without infringing other patents.

ARTICLE 6 - INDEMNIFICATION

6.1 Except as otherwise provided by this Agreement, LICENSEE will indemnify, defend and hold harmless UNIVERSITY, its employees, representatives or agents, from and against any and all actions, suits, claims, or proceedings and any damages, losses, costs, expenses (including legal costs) or liability of any kind made, sustained or brought against UNIVERSITY, its employees, representatives or agents:

        (a) arising out of the performance by LICENSEE or by others at the request of LICENSEE, of LICENSEE functions and/or products contemplated by this Agreement; or

        (b) resulting from acts of LICENSEE employees, representatives, or agents in connection with this Agreement, whether or not information or materials supplied by UNIVERSITY are utilized; or

        (c) in respect of any direct, consequential, or other damages suffered by LICENSEE or any others resulting from the use, sale or other disposition by LICENSEE or its customers or others of the Licensed Patents, the Licensed Products and the Licensed Processes.

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6.2     Prior to initial human testing or first commercial sale of any Licensed
        Product LICENSEE agrees to establish and thereafter maintain for as long as UNIVERSITY reasonably considers necessary, products liability insurance in an amount up to $1,000,000 per incident and $1,000,000 annual aggregate. UNIVERSITY at its option may require LICENSEE to name UNIVERSITY as an additional insured on said insurance.

ARTICLE 7 - TERMINATION

7.1     This Agreement is effective as of February 2, 1994 (the "Effective
        Date").

7.2 Subject to 7.3 and 7.4, this Agreement shall be in force until the date on which the patent included within the Licensed Patents that has the latest expiration date expires, after accounting for any extensions of any such patents.


7.3 UNIVERSITY may, at its option, earlier terminate this agreement by notice to such effect and avail itself of such other legal remedies as are appropriate, in the event that LICENSEE shall:

        (a) at any time become declared insolvent by a court of competent jurisdiction, make an assignment for the benefit of creditors or have a petition in bankruptcy filed for or against it; or

        (b) at any time default in the payment of any royalty or the making of any report hereunder, or commit any breach of any covenant herein contained, or make any false report, and shall fail to remedy any such default, breach or report, within sixty (60) days after written notice thereof by UNIVERSITY; or

        (c) fail to satisfy its obligations under Section 2.3(g) after written notice from UNIVERSITY and a reasonable opportunity to remedy such failure.

7.4 LICENSEE shall have the right to terminate this Agreement at any time on three (3) months' notice to UNIVERSITY, and upon payment of all amounts due UNIVERSITY through the effective date of the termination.

7.5 Upon termination of this Agreement and the license granted herein, LICENSEE shall cease immediately to use, manufacture and sell the Licensed Products, and shall return to UNIVERSITY all materials pertaining to the PG, the Licensed Patents and the Licensed Products which is in its possession or under its control. However, LICENSEE shall continue to have the right to complete deliveries on contracts in hand subject to payment to UNIVERSITY of royalties thereon in accordance with
        Article 3 above.

7.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from UNIVERSITY. UNIVERSITY agrees to negotiate such licenses in good faith under reasonable terms and conditions.

7.7 Termination of the Agreement shall not affect the obligations of LICENSEE to pay royalties which have accrued due or which will become due in respect of sales under 3.2.

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7.8     Clause 2.3(e) and Articles 3, 4, 5, 6, 9 and 12 and Sections 7.4, 7.5,
        7.6 and 7.8 shall survive termination of this Agreement. The obligations of confidentiality under Article 8 shall continue for a period of three years from termination of this Agreement.

ARTICLE 8 - CONFIDENTIAL INFORMATION

8.1 LICENSEE agrees that any proprietary information disclosed to it by UNIVERSITY that is marked as confidential at the time it is sent to LICENSEE and not covered by this Agreement will not be disclosed to any third party without written consent of UNIVERSITY.

8.2 UNIVERSITY agrees that any proprietary information disclosed to it by LICENSEE that is marked as confidential at the time it is sent to UNIVERSITY will not be disclosed to any third party without written consent of LICENSEE.

8.3 The obligations of confidentiality in 8.1 and 8.2 shall not apply to information which:

        (a) is now in or shall enter the public domain as a result of its disclosure in a publication by UNIVERSITY, the issuance of a patent or otherwise without the fault of the receiving party and in a legal manner;

        (b) the receiving party can prove was in its possession in written form at the time of disclosure by the other party to this Agreement;

        (c) comes into the hands of the receiving party from a third party who is entitled to make such disclosure and has no obligation of confidentiality, vis-a-vis the other party to this Agreement; or

        (d) the receiving party can demonstrate was developed by it independently of the information received from the disclosing party;

        (e) is approved for release by written authorization of both LICENSEE or UNIVERSITY as the case may be;

        (f)     with respect to disclosures under 8.1:

                (i) is disclosed to regulatory agencies in support of LICENSEE's applications to market a licensed product, or otherwise to clinicians or others in connection with the filing of such applications, or as reasonably necessary for purposes of marketing a licensed product;

                (ii) is disclosed by LICENSEE to any third party, provided that such party agrees to keep the information confidential;

                (iii) is disclosed by LICENSEE in order to file patent applications with respect to the patent rights;

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          (iv) is disclosed by LICENSEE to sublicensees, subject to Section 2.2 and to successors and to permitted assignees subject to Article
               9;

          (v)  is disclosed pursuant to requirement of applicable law; or

          (vi) is disclosed pursuant to any U.S. federal, state or foreign securities laws in connection with any financing.

ARTICLE 9 -- RIGHT OF ASSIGNMENT

This Agreement may not be assigned or transferred by LICENSEE without the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld, provided, however, that LICENSEE may assign this Agreement to any Affiliate of LICENSEE or to any successor in interest to all or substantially all of the assets of LICENSEE, whether by merger, acquisition, purchase or otherwise, which agrees in writing to be bound by the terms of this Agreement unless such successor in interest is otherwise bound by operation of law.

ARTICLE 10 -- NOTICES

10.1 Any notice, report or other communication which any party may desire to give to the other, may be delivered or sent prepaid by courier, telex, registered or first class mail service or by facsimile mail to the respective addresses as set out below, or to such other address as one party hereto might subsequently advise the other.

     If to LICENSEE:

          Avigen, Inc.
          1201 Harbor Bay Parkway, #1000
          Alameda, CA 94502
          Attn: Dr. John Monahan

     If to UNIVERSITY

Vice-President (Administration)
Room 202 Administration Building
THE UNIVERSITY OF MANITOBA
Winnipeg, Manitoba
R3T 2N2

with a copy to:

Technology Commercialization Office
Room 311 Administration Building
THE UNIVERSITY OF MANITOBA
Winnipeg, Manitoba
R3T 2N2


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ARTICLE 11 -- CONDITION PRECEDENT

11.1 It shall be a condition precedent to this Agreement that LICENSEE receive investment funding by March 1, 1994.

ARTICLE 12 -- MISCELLANEOUS

12.1 LICENSEE shall not use UNIVERSITY's name or trademark in any advertising or promotional material or publicity release relating to or upon the PG or the Licensed Products without UNIVERSITY's prior written consent.

12.2    The Preamble forms an integral part of this Agreement.

12.3 This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof, and any modification or amendment shall not be binding upon either party unless in writing and signed on behalf of such by a duly authorized representative.

12.4 LICENSEE represents that it has the capacity and authority to enter into this Agreement.

12.5 If any provision(s) of this Agreement become ruled invalid or illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term of this Agreement, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

12.6 This Agreement shall be interpreted and governed by the laws of Canada and the Province of Manitoba, in Canada, as applied to transactions taking place entirely within Manitoba between Manitoba residents. Any action taken relating to this Agreement may be commenced in the Court of Queen's Bench (Winnipeg, Centre) of Manitoba.

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IN WITNESS WHEREOF the parties have hereto duly executed this Agreement on the day and year first above written.

(Full name of LICENSEE)                         THE UNIVERSITY OF MANITOBA

Per:  /s/ WANDA DEVLAMINCK                      Per:
     -----------------------                         ------------------------
     Name:  Wanda deVlaminck                         Name:
     Title: Vice President                           Title:

     /s/ MIRIAM HANCOCK
- ---------------------------                     -----------------------------
Witness                                         Witness

ACCEPTED AND ACKNOWLEDGED


- ---------------------------
Dr. R.M. Matusik




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